Exhibit 99.1

Sealed Air Board of Directors Elects Lawrence R. Codey Chairman of the Board effective May 16, 2013

ELMWOOD PARK, N.J. — (BUSINESS WIRE) — May 21, 2013 — Sealed Air Corporation (NYSE:SEE) announced today that Lawrence R. Codey was elected by the Board of Directors to serve as non-executive Chairman of the Board effective May 16, 2013. He was elected to serve in this position until the 2014 annual meeting of stockholders. Mr. Codey has been a director of Sealed Air since 1993. Mr. Codey is the retired President and Chief Operating Officer of Public Service Electric and Gas Company, a public utility, and currently serves as a director of New Jersey Resources Corporation, a natural gas holding company.

In connection with Mr. Codey’s election as Chairman, the Board decided to remove the lead director position. William J. Marino, who previously served as the lead director, and William V. Hickey, who previously served as the Chairman, will continue as members of the Board until the next annual meeting.

Jerome A. Peribere, President and Chief Executive Officer of Sealed Air, stated, “We are very fortunate to have someone of Larry Codey’s caliber to chair Sealed Air’s Board. Larry’s many years as a member of the Board and his depth of business knowledge will serve the Company well in this new capacity.”

Business

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and DiverseyTM brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. Sealed Air generated revenue of approximately $7.6 billion in 2012, and has approximately 25,000 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.

Forward-Looking Statements

Company statements in this presentation may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “believes,” “plan,” “could,” “estimate,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including but not limited to: economic conditions affecting packaging utilization; changes in raw material costs; currency translation effects; and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as may be revised and updated from time to time by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. These reports are available on the Securities and Exchange Commission’s website at www.sec.gov or our Investor Relations home page at http://ir.sealedair.com.